                         (YANKEE ENERGY LETTERHEAD)

                        YANKEE ENERGY SYSTEM, INC.


                 Notice of Annual Meeting of Shareholders
                             February 24, 1995
                                              Meriden, CT
                                              January 6, 1995
To the Shareholders:

    The Annual Meeting of Shareholders of Yankee Energy System, Inc., a Connecticut corporation, will be held at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut (see map on back cover) on Friday, February 24, 1995 at 10:30 a.m. for the following purposes:

    1.   To elect three directors for terms to expire at the 1998
Annual Meeting of Shareholders;

    2. To ratify the appointment of Arthur Andersen LLP as independent auditors for the year 1995;

    3. To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

    Only shareholders of record at the close of business on December 16, 1994 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

    PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND
RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                       By Order of the
                                       Board of Directors,



                                       Mary J. Healey
                                       Secretary and
                                       Assistant General Counsel

                        PROXY STATEMENT


    This Proxy Statement is furnished to the shareholders of Yankee Energy System, Inc. ("Yankee Energy" or the "Company"), in connection with the solicitation of proxies on behalf of the Yankee Energy Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders on February 24, 1995 (the "1995 Annual Meeting") for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement and Notice of Meeting, the related proxy card and the 1994 Annual Report to Shareholders are being mailed to shareholders beginning on or about January 5, 1995. Yankee Energy's principal place of business is 599 Research Parkway, Meriden, CT 06450-1030.


RECORD DATE
- - -----------

    The Board has fixed the close of business on December 16, 1994 as the record date for the 1995 Annual Meeting. Only shareholders of record on that date will be entitled to vote at the meeting in person or by proxy.


PROXIES
- - -------

    The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, those shares so represented cannot be voted by proxy. Shareholders are urged to mark the boxes on the proxy card to show how their shares are to be voted.

If a shareholder returns a signed proxy card without marking the boxes, the shares represented by the proxy card will be voted as recommended by the Board herein and in the proxy card. The proxy card also confers discretionary authority on the proxies to vote on any other matter not presently known to management that may properly come before the meeting. Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same (i) upon receipt by the Company before the proxy is voted of a duly executed proxy bearing a later date,
(ii) by written notice of revocation to the Secretary of the Company received before the proxy is voted or (iii) by such person(s) voting in person at the 1995 Annual Meeting.

VOTING SHARES
- - -------------

    On the record date for the 1995 Annual Meeting, there were 10,287,683 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote. The holders of a majority of the total number of the shares entitled to vote who are present in person or by proxy shall constitute a quorum for purposes of the meeting. Votes will be conducted at the meeting by two inspectors of election appointed by the Board.


RETIREMENT OF PHILIP T. ASHTON AS CHIEF EXECUTIVE OFFICER
- - ---------------------------------------------------------

    Mr. Philip T. Ashton will retire as Chief Executive Officer ("CEO") of the Company and its subsidiaries effective March 1, 1995. Mr. Ashton has been CEO of the Company since its divestiture from Northeast Utilities on July 1, 1989. Mr. Ashton will be succeeded by Mr. Branko Terzic, President and Chief Operating Officer. Mr. Ashton, if re-elected as a director at the 1995 Annual Meeting, will remain as Chairman of the Board for at least one year from the date of the 1995 Annual Meeting. The Board and Mr. Ashton's colleagues at the Company wish to express their appreciation and gratitude for his valued service, knowledge and commitment in leading the Company through its first five years and establishing a strong foundation for its future success.

    The Company has entered into an agreement with Mr. Ashton in connection with his retirement relating to his compensation and his responsibilities as Chairman. These responsibilities will focus on the Company's vision for continued success and long-term planning. As part of this agreement, effective March 1, 1995, Mr. Ashton will receive $17,310 as a total monthly pension benefit under the Company's Retirement Plan and Excess Benefit Plan, which are described herein. Mr. Ashton will also be compensated for his services as Chairman, as discussed herein.


OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS
- - ------------------------------------------------------

    The following table sets forth information with respect to the only person who, to the Company's knowledge, beneficially owned more than five percent of the common stock of the Company as of November 30, 1994.

Name and Address             Shares              Percent of
of Beneficial Owner          Beneficially Owned  Shares
Outstanding
- - -------------------          ------------------ -----------------
Teachers Insurance and       558,500             5.43%
Annuity Association
College Retirement
Equities Fund
730 Third Avenue
New York, NY  10017-3206

    The Schedule 13F filing by such beneficial owner indicates that such shares were held by a registered investment company for the benefit of such beneficial owner.

OWNERSHIP OF VOTING STOCK BY MANAGEMENT
- - ---------------------------------------

    The following table sets forth information with respect to the beneficial ownership of the common stock of the Company by its directors, executive officers and the directors and executive officers as a group as of December 10, 1994.

Name                                             Shares
of Beneficial                                    Beneficially
Owner                   Position                 Owned (1)
- - -----------------       ------------------------ -------------
Philip T. Ashton        Chairman of the Board and     16,334
                          Chief Executive Officer
Eileen S. Kraus         Director                       2,118
Frederick M. Lowther    Director                       3,258 (2)
Thomas H. O'Brien       Director                       3,568
Leonard A. O'Connor     Director                       3,014
Emery G. Olcott         Director                       3,318
Branko Terzic           Director, President and
                          Chief Operating Officer      4,018
Nicholas L. Trivisonno  Director                       3,491 (3)
Michael E. Bielonko     Vice President, Treasurer      2,621
                          and Chief Financial Officer
Charles E. Gooley       Executive Vice President       2,578
Thomas J. Houde         Vice President                 1,983
                                                      -------
                        Directors and Executive
                        Officers As a Group
                        (11 persons)                  46,301 (4)

- - --------------------
(1) The share amounts shown include 401(k) Employee Stock Ownership Plan ("401(k) Plan") shares for Messrs. Ashton, Bielonko, Gooley and Houde, and for all executive officers as a group, allocated by the 401(k) Plan Trustee through September, 1994. No officer is entitled to a benefit under the 401(k) Plan that is not generally available to all non-union employees who meet the Plan's service requirements.

(2) Mr. Lowther is a beneficiary of 325 shares held in a trust by his wife.

(3) Mr. Trivisonno's shares are held jointly with his wife.

(4) Less than one percent of the shares outstanding are owned by the directors and executive officers as a group.
- - --------------------

    As required by the Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Company notes that the open market purchase of shares awarded as part of the Non-Employee Directors' Restricted Stock Compensation Plan and non-employee Directors' quarterly stock retainers were reported one month late. Based solely on a review of Section 16(a) reports filed by the Company's directors and executive officers. The Company believes that all other filing requirements under Section 16 of the Securities Exchange Act of 1934 have been met for fiscal year 1994.

1.  ELECTION OF DIRECTORS
    ---------------------

    The Board is divided into three classes of directorships, with directors in each class serving staggered three-year terms. At each annual meeting of shareholders, the terms of directors in one of the three classes expire and directors are elected in a class to succeed those whose terms expire. The terms of the directors so elected will expire at the third annual meeting of shareholders thereafter. Pursuant to the Company's Restated Certificate of Incorporation, the Board has fixed the number of directorships at nine: three in the class to be elected at the 1995 Annual Meeting whose members' terms will expire at the 1998 Annual Meeting, three in the class whose members' terms will expire at the 1996 Annual Meeting of Shareholders, and three in the class whose members' terms will expire at the 1997 Annual Meeting of Shareholders. Mr. Branko Terzic, President and Chief Operating Officer, was appointed at the December 6, 1994 Board meeting to fill the vacancy in the class to be elected at the 1995 Annual Meeting.

    Mr. John K. Armstrong retired from the Board effective at the December 6, 1994 Board meeting. He has served the Company as a director and member of the Audit, Finance and Long Range Planning Committees since March, 1990. His colleagues and friends on the Board and at the Company thank him for his guidance in financial matters especially and general Company policy and for his contributions to the overall success of the Company. He served as a valued member of the Board and his knowledge helped strengthen and advance the position of the Company. His incisive comments, sense of teamwork and collegiality will be sorely missed. The Board and the entire Company extend their best wishes in his retirement. As a result of Mr. Armstrong's retirement, there will be a vacancy in the class of directorships whose members' terms will expire in 1996. It is expected that such vacancy will be filled by the Board pursuant to the Company's Restated Certificate of Incorporation and Bylaws.

    It is intended that the shares represented by the accompanying proxy will be voted at the 1995 Annual Meeting for the election of nominees Philip T. Ashton, Eileen S. Kraus and Branko Terzic, as the three directors in the class of directorships whose members' terms will expire in 1998, unless the proxy specifies otherwise. If, for any reason not presently known, Messrs. Ashton or Terzic or Ms. Kraus will not be available for election at the time of the 1995 Annual Meeting, the shares represented by the accompanying proxy may be voted for the election in his or her stead of a substitute nominee designated by the Board or a committee thereof, unless the proxy withholds authority to vote for all nominees.

    If a quorum is present in person or by proxy at the 1995 Annual Meeting, the affirmative vote of a majority of the voting power of the shares represented at the meeting shall be suffi-cient to elect directors. In certain circumstances, a sharehold-er will be considered to be present at the meeting for quorum purposes, but will not be deemed to have voted in the election of directors. Such circumstances will exist where a shareholder is present but specifically abstains from voting for directors, or where shares are represented at the meeting by a proxy conferring authority to vote on certain matters but not on the election of directors. Under Connecticut law, such abstentions and non-votes have the effect of a vote against the election of the Board's nominees.

    The following information relates to the nominees named above and to the other directors of the Company whose terms will continue after the 1995 Annual Meeting.

NOMINEES FOR TERMS EXPIRING IN 1998
                        Principal Occupation and
                        Other Information
                        -------------------------
Philip T. Ashton        Chairman and Chief Executive Officer,
Age 60                  Yankee Energy System, Inc. and its
Director Since 1989     subsidiaries, Meriden, CT, since
                        September 15, 1994.  From July 1, 1989
                        to September 15, 1994, Mr. Ashton was
                        President and CEO.  He was elected
                        Chairman in February, 1994.  From 1982
                        until July 1, 1989, he was Senior Vice
                        President and General Manager- Gas
                        Group for The Connecticut Light and
                        Power Company and Northeast Utilities
                        Service Company.  He is a director and
                        past chairman of the New England Gas
                        Association and a director of the
                        American Gas Association and of the
                        Connecticut Capitol Region Growth
                        Council.  He is also chairman of the
                        Greater Hartford Chapter of the American
                        Red Cross, a director of Church Homes,
                        Inc., and past chairman of the Iroquois
                        Gas Transmission System Management
                        Committee.

- - -----------------------------------------------------------------

Eileen S. Kraus         President, Shawmut Bank of Connecticut,
Age 56                  N. A. and Vice Chairman of Shawmut
Director Since 1990     National Corporation of Boston since
                        September, 1992; Vice Chairman, Consumer
                        Banking and Marketing Groups, The
                        Connecticut National Bank and Shawmut
                        Bank, N.A. from 1990-1992; Executive
                        Vice President, Consumer Banking and
                        Marketing Groups, The Connecticut
                        National Bank and Shawmut Bank, N.A.,
                        1988-July, 1990.  She is a director of
                        The Stanley Works and CPC International.
                        She is also a trustee and executive
                        committee member of Trinity College,
                        Kingswood-Oxford School and Horace
                        Bushnell Memorial Hall and Chairman of
                        the Greater Hartford Chamber of
                        Commerce.
- - -----------------------------------------------------------------

Branko Terzic           President and Chief Operating Officer,
Age 47                  Yankee Energy System, Inc. and its
Director Since          subsidiaries since September 15, 1994.
December, 1994          From June, 1993 to September 14, 1994,
                        Mr. Terzic was Managing Director of
                        Arthur Andersen Economic Consulting,
                        Washington, D.C.  From October, 1990 to
                        May, 1993, Commissioner, Federal Energy
                        Regulatory Commission and from 1986 to
                        October, 1990, Group Vice President and
                        Director of AUS Consultants (management
                        consultants) in Milwaukee, Wisconsin.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THESE
NOMINEES                                     -----------

OTHER DIRECTORS
- - ---------------
Terms Expiring          Principal Occupation and
in 1996:                Other Information
- - --------------          -------------------------
Thomas H. O'Brien       President, O'Brien Associates
Age 70                  (management and financial consultants),
Director since 1990     Garden City, NY, since 1984.  President,
                        Jamaica Water Securities Corp., Purchase,
                        NY, 1989-1990; Chairman and Chief
                        Executive Officer, Jamaica Water Supply
                        Co., 1987-89 and director until 1990;
                        director and consultant, TransCanada
                        Pipelines Ltd. (USA), 1984-1989.  He is a
                        director of Ridgewood Savings Bank, a
                        trustee and chairman of the Audit
                        Committee of Hofstra University and a
                        director of various Prudential mutual
                        funds.

- - -----------------------------------------------------------------

Nicholas L. Trivisonno  Executive Vice President-Strategic
Age 47                  Planning and Group President, GTE Corp.,
Director since 1990     telecommunications), Stamford, CT,
                        since October, 1993; Senior Vice
                        President - Finance, 1989-October, 1993;
                        Vice President and Controller, 1988-89.

                        He is a director of Rayonier
                        Incorporated, Stamford, Connecticut.
                        He also serves on the Boards of Junior
                        Achievement, St. Joseph's Medical
                        Center and Allendale Insurance Company,
                        and is a trustee and corporation member
                        of Babson College.

OTHER DIRECTORS
- - ---------------
Terms Expiring          Principal Occupation and
in 1997:                Other Information
- - --------------          ------------------------

Frederick M. Lowther    Partner in the law firm of Dickstein,
Age 51                  Shapiro & Morin, LLP., Washington, D.C.,
Director since 1992     since 1973.  He has been a member of the
                        firm's Executive Committee and chairman
                        of its Compensation Committee since
                        1989.

- - -----------------------------------------------------------------

Leonard A. O'Connor     Retired.  He was Vice President and
Age 68                  Consultant of Yankee Energy System, Inc.
Director since 1989     and its subsidiaries from July 1, 1990
                        to July 1, 1991 and Vice President and
                        Chief Financial Officer from July 1,
                        1989 to July 1, 1990.  From 1988 to June
                        30, 1989, he was Vice President, Finance
                        and Accounting (Gas) of Northeast
                        Utilities Service Company.  Mr. O'Connor
                        is a director of BayBank Connecticut.

- - -----------------------------------------------------------------

Emery G. Olcott         President and Chief Executive Officer,
Age 56                  Canberra Industries, Inc., Meriden, CT
Director since 1989     (manufacturer and distributor of
                        analytical instruments and chemicals),
                        since 1971.  He is a director of
                        Goodwin, Loomis & Britton, Inc.,
                        Hartford, CT and Rotando, Lerch &
                        Iafeliece, Stamford, CT.

- - -----------------------------------------------------------------

    The Board has an Executive Committee, an Audit Committee, a Finance Committee, an Organization and Compensation Committee and a Committee on Directors. Mr. Ashton, as an employee director, presently receives no compensation for his services as Chairman or a committee member. Mr. Ashton will retire as an employee of the Company on March 1, 1995, and, thereafter, will be compensated for his services as Chairman at an annual retainer of $25,000, plus regular director and committee meeting fees. Non-employee directors receive a $9,000 annual retainer and $700 for each Board or committee meeting attended. Committee chairpersons receive $800 for each committee meeting attended. Messrs. Trivisonno, O'Brien and Olcott and Ms. Kraus receive an additional $1,500 per year for their services as Chairs of the Audit, Finance and Organization and Compensation Committees and Committee On Directors, respectively. For the fiscal year ended September 30, 1994, the Board held 10 meetings, the Audit Committee held 3 meetings, the Finance Committee held 5 meetings, the Organization and Compensation Committee held 3 meetings and the Committee on Directors held 3 meetings. The Executive Committee did not meet. Since the Board meets to discuss planning and strategy, the Long Range Planning Committee was dissolved on February 25, 1994. All directors attended more than 75 percent of Board and Committee meetings held in fiscal year 1994.

    The Executive Committee has the authority and may exercise all the powers of the Board in the management and control of the business of the Company (except matters within the power of the Audit Committee) during intervals between meetings of the Board. Messrs. Ashton (Chairman), Olcott and Trivisonno are members of the Executive Committee. The Audit Committee meets periodically with management, the internal auditors and the Company's independent auditors to review the activities of each and to discuss audit matters, financial reporting and the adequacy of internal corporate controls. The Audit Committee reports its findings and makes recommendations to the Board. Mr. Trivisonno (Chairman) and Ms. Kraus are members of the Audit Committee. The Finance Committee periodically reviews the financial plans and budgets of the Company to determine if they are fiscally sound and consistent with the Company's overall business goals.
Messrs. O'Brien (Chairman) and O'Connor are members of the Finance Committee. The Organization and Compensation Committee is responsible for executive compensation and organization, and administers the Company's Annual and Long-Term Incentive Compensation Plans and the Non-Employee Directors' Restricted Stock Plan. Messrs. Lowther and Olcott (Chairman) and Ms. Kraus are members of the Organization and Compensation Committee. The Committee on Directors is responsible for recommending to the Board criteria for the selection of candidates for director, evaluating candidates and recommending nominees to fill vacancies on the Board. The Committee on Directors may also review and make recommendations to the Executive and Organization and Compensation Committees or the Board on the compensation program
for directors.   The Committee on Directors will consider
recommendations for director nominees that are submitted by shareholders in writing to the Secretary of the Company in accordance with the requirements set forth in the Bylaws of the Company. A copy of the relevant provisions of the Bylaws may be obtained from the Secretary of the Company. Ms. Kraus (Chairperson) and Messrs. Lowther, O'Brien and Olcott are members of this Committee.

    A part of each non-employee director's annual retainer is paid in common stock valued at $3,600 (or such slightly higher amount as is needed to avoid any fractional shares). These shares are purchased on the open market and payments are made at the Board meeting immediately following the annual meeting of shareholders in February. The balance of the annual retainer is paid in cash at each regular December, June and September meeting. For 1994, the stock retainer paid to each non-employee directors equaled 144 shares of common stock of the Company based on a fair market value of $24.25 per share on the date of purchase.

    Under the Non-Employee Directors' Restricted Stock Plan, established in 1991 to promote ownership of the Company's common stock by members of the Board, each non-employee director, upon his or her election or reelection to the Board, receives an award of 450 restricted shares of the Company's common stock. One-third of such restricted shares of common stock vests each year at subsequent Annual Meetings of Shareholders. The Board may make appropriate adjustments in share amounts in the event of any change in the Company's common stock, such as a stock split, or other change in the Company's corporate structure or distribution to shareholders. Participants in the Plan have voting rights and rights to receive dividends and other distributions with respect to such shares, but until their vesting, such shares will be subject to the Plan's provisions on forfeiture and restrictions on disposition. In February, 1994, Messrs. Lowther, O'Connor and Olcott each received 450 shares upon reelection to a three-year term, and 150 shares vested for all non-employee directors upon completion of a year of their respective terms.

EXECUTIVE COMPENSATION
- - ----------------------

    The members of the Organization and Compensation Committee (the "Committee") for fiscal 1994 were Messrs. Lowther and Olcott and Ms. Kraus. All three members are non-employee directors and none has any direct or indirect material interest in or relationship with the Company outside of his or her position as director.

         REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE
              ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

    The Committee is responsible for advising management on organizational issues, making recommendations to the Board on executive compensation, administering the Company's Annual and Long-Term Incentive Compensation Plans and overseeing the Non-Employee Directors' Restricted Stock Plan.

Compensation Philosophy
- - -----------------------

    The Board adheres to the following philosophy regarding compensation of the Company's executive officers:

    - to provide competitive total pay opportunities relative to a peer group of comparable gas utilities ("Peer Group") in order to attract and retain high quality executive talent critical to the Company's success. The Peer Group consists of a group of investor-owned gas utilities located throughout the United States with similar annual revenues and operating characteristics to Yankee Gas Services Company, the Company's principal operating subsidiary.

    - to pay for performance through a mix that emphasizes competitive cash incentives and merit-based salary increases and de-emphasizes perquisites. It is the Board's intention to generally ensure that compensation expenses are deductible under
Section 162(m) of the Internal Revenue Code, the "million dollar cap" on named executive officer compensation deductions.

    - to create a mutuality of interest between executives and shareholders through competitive stock award and option programs that encourage participants to acquire and hold significant ownership positions and to reinforce common interests with other significant constituencies through incentive plan goals that enhance customer service and employee safety.

Compensation Pursuant to Plans
- - ------------------------------

    BASE SALARY - The Company maintains formal salary grades and ranges for its executive officers. Positions are graded based upon responsibility level and salary ranges were established at the market average based upon a competitive study of the Peer Group. Annual salary increases are determined based upon a competitive increase budget, individual performance and position within the salary range.

    ANNUAL INCENTIVE COMPENSATION PLAN - The plan is designed to enhance financial and operating performance, customer service, employee safety and corporate efficiency through performance-based cash incentive awards. Each year, the Committee establishes corporate and individual performance goals for the Chief Executive Officer ("CEO") and other plan participants based upon strategic priorities and, especially, the annual Business Plan. The goals are weighted relative to their importance to the Company and the relative impact each participant will have upon their results. Specific, measurable performance levels for threshold, target and maximum payouts, 15 percent, 25 percent and 35 percent, respectively, of base salary for the CEO and 10 percent, 15 percent and 25 percent, respectively, for the other four executive officers, are then set for performance against goals. The plan is intended to pay fully competitive annual cash compensation levels, in combination with base salary, when performance against goals matches the target level.

    At the end of each fiscal year, the Committee receives a management report on results versus goals in the annual Business Plan and meets with the CEO to evaluate the performance of the other executive officers. This performance, expressed as a percent with attainment of all goals being rated as 100 percent, determines compensation amounts. The Committee has retained the flexibility to exercise sound business judgment to modify the mechanical results of applying the terms of the plan when the Committee deems it prudent to do so.

    THE LONG-TERM INCENTIVE COMPENSATION PLAN - The plan, as approved by shareholders in 1991, grants the Committee significant flexibility to award to key employees restricted stock, stock options and stock appreciation rights. This flexibility enables the Committee to respond to changing strategic, competitive, regulatory, tax and accounting forces in an efficient manner. Over time, the philosophy is to provide competitive stock awards and options, with plan details structured to encourage executives to acquire and hold significant share positions. This directly aligns executive and shareholder interests.

    The Board has made awards of non-qualified stock options and restricted stock to executive officers and upper management and plans to make regular additional awards. Option grants are financially efficient and can provide additional performance incentives because any gain to the recipient is based entirely upon stock price appreciation. Utilizing restricted shares acquired under the Long-Term Incentive Compensation Plan, which shares vest in varying percentages over five years from the date of the grant, executives may exercise options and satisfy tax withholding requirements to acquire and hold an increasing ownership position in the Company in a financially efficient manner.

    OTHER COMPENSATION - Consistent with the Company's pay-for-performance philosophy, there are no significant perquisites such as personal club memberships or automobiles.

CEO Compensation
- - ----------------

    The Committee meets in the absence of the CEO to evaluate his performance. The Committee reports on all executive evaluations to the other non-employee members of the Board. For 1994, the base salary increase for Mr. Ashton, the CEO, was based on competitive pay rates for CEOs of the Peer Group. Mr. Ashton received a five percent base salary increase. Incentive compensation was based on performance against a combination of corporate and individual goals. A variety of corporate goals were assigned to Mr. Ashton in major areas of focus under the Company's annual Business Plan. Weightings are in parentheses. Goals were assigned in the areas of customer service satisfaction (15 percent), profitability and shareholder value (30 percent), expansion of markets and market share (25 percent), employee competence (ten percent) and public and employee safety (five percent). Mr. Ashton was also assigned individual goals in the areas of management succession planning, long-term planning and corporate community involvement. The weighting for these goals totalled 15 percent. The goal weights were based on priorities established under the Company's annual Business Plan.

    The Committee, and the Board as a whole, found that Mr. Ashton had continued his consistently high level of performance, having met or exceeded more than 90 percent of the goals assigned to him. The maximum percentage of base salary Mr. Ashton was eligible to receive as incentive compensation in 1994 was 35 percent. His actual incentive compensation award amounted to approximately 31 percent of his base salary.

EMERY G. OLCOTT, CHAIRMAN OF THE COMMITTEE
EILEEN S. KRAUS
FREDERICK M. LOWTHER

Corporate Performance Graph
- - ----------------------------

    The following graph and table compares the total shareholder returns over the last five fiscal years to the Standard & Poor's 500 Stock Index ("S&P 500") and Standard & Poor's Utility Index ("S&P Utilities"). Total return values for the S&P 500, S&P Utilities and Yankee Energy were calculated based on cumulative total return values assuming the reinvestment of dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

[GRAPH]

TOTAL SHAREHOLDER RETURNS
FISCAL        YANKEE         S&P       S&P
YEAR          ENERGY         500       UTILITY
- - ------        ------         ----      -------
1989          100            100       100
1990           95             91        99
1991          136            119       115
1992          173            132       131
1993          238            149       163
1994          205            155       142

              Summary Executive Compensation Table
              ------------------------------------

    The following table sets forth the compensation paid by the Company and its subsidiaries to each of the executive officers of the Company for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended
September 30, 1992, 1993 and 1994.

                   SUMMARY COMPENSATION TABLE

Name and
Principal         Fiscal  Salary               Other Annual
Position          Year    ($)(5)      Bonus($) Compensation($)(6)
- - -------------     -----   ---------   -------- ---------------
P. T. Ashton      1994    249,999.96  80,000.00        0
Chairman and      1993    235,416.65  83,000.00        0
Chief Executive   1992    225,000.00  50,000.00        0
Officer

M. E. Bielonko(10)1994    127,124.96  30,000.00        0
Vice President,   1993    118,749.96  30,000.00        0
Treasurer and     1992    115,000.00  25,000.00        0
Chief Financial
Officer

C. E. Gooley(11)  1994    143,499.99  36,000.00        0
Executive         1993    129,166.69  32,000.00        0
Vice President    1992    123,500.04  26,500.00        0

T. J. Houde(12)   1994     99,583.31  22,000.00        0
Vice President    1993     92,916.65  22,000.00        0
                  1992     87,650.01  20,000.00        0

B. Terzic(13)     1994     11,494.27       0           0
President and
Chief Operating
Officer

                 SUMMARY COMPENSATION TABLE (continued)

                       Long Term Compensation
                       ----------------------
                                     Awards
                                     -------
                                              Securities
Name and                     Restricted       Underlying
Principal        Fiscal      Stock            Options/
Position         Year        Awards(7)        SARs (#)(8)
- - -----------      ------      ----------       ---------------

P. T. Ashton     1994             0             18,000
Chairman and     1993             0                0
Chief Executive  1992             0                0
Officer

M. E. Bielonko   1994             0              6,000
Vice President,  1993             0                0
Treasurer and    1992             0                0
Chief Financial
Officer

C. E. Gooley     1994             0              7,500
Executive        1993             0                0
Vice President   1992             0                0

T. J. Houde      1994             0              2,500
Vice President   1993             0                0
                 1992        20,010.00             0

B. Terzic        1994         4,000.00          10,000
President and
Chief Operating
Officer

                 SUMMARY COMPENSATION TABLE (continued)

                    Long Term Compensation
                    ----------------------
                                     Payouts
                                     -------
Name and
Principal        Fiscal      LTIP             All Other
Position         Payouts($)  Awards           Compensation($)(9)
- - -----------      ------      ----------       ---------------
P. T. Ashton     1994             0                0
Chairman and     1993             0             2,239.25
Chief Executive  1992             0             2,182.32
Officer

M. E. Bielonko   1994             0                0
Vice President,  1993             0             2,739.25
Treasurer and    1992             0            10,582.32
Chief Financial
Officer

C. E. Gooley     1994             0                0
Executive        1993             0             3,739.25
Vice President   1992             0            10,582.32

T. J. Houde      1994             0                0
Vice President   1993             0             2,739.25
                 1992             0             8,782.32

B. Terzic        1994             0            28,439.97
President and
Chief Operating
Officer

- - --------------------
(5) Salaries for the officer group are reviewed annually with changes in salary rates having been effective on May 1 of each of the years shown. Future base salary increases will occur on January 1 of each year. No officer received an increase in annual salary rate on May 1, 1992. See also Footnote 9.

(6) The Company provides no perquisites or personal benefits having monetary value, such as automobiles and individual club memberships.

(7) Restricted shares that were awarded to the above officers under the Long Term Incentive Compensation Plan, which was approved by the Shareholders of the Company on February 22, 1991, vest on an annual basis in accordance with the following scheduled: 10 percent in the first year, 15 percent in the second year and 25 percent in each of the following three years. Mr. Terzic was awarded 4,000 shares of restricted stock upon on his election as President and Chief Operating Officer. At the end of fiscal year 1994, Mr. Ashton owned 3,352 shares of restricted stock valued at $78,772; Mr. Bielonko owned 846 shares at a value of $19,881; Mr. Gooley owned 882 shares at a value of $20,727 and Mr. Houde owned 931 shares at a value of $26,999.
Mr. Terzic owned 4,000 shares, which were purchased after the close of the fiscal year. As of the date of purchase, these shares had a value of $83,880. Dividends are paid on these shares.

(8) Stock options were granted to Messrs. Ashton, Bielonko, Gooley and Houde on April 28, 1994 and to Mr. Terzic on September 15, 1994 at a per market share price of $21.63 and $21.375, respectively. These options are cumulatively exercisable in 20 percent increments annually over the first five years of the grant.

(9) In January, 1993, the Board approved payments to the officers for their efforts during the October 21, 1992 to January
4, 1993 work stoppage. Payments were also given to all non-bargaining unit employees. Messrs. Bielonko and Houde received
$500 and Mr. Gooley received $1,500.

    Lump sum payments were made to these officers in lieu of base salary increases for 1992; half paid in May, 1992 and half in November, 1992. The amounts awarded were $8,400 to Messrs.
Bielonko and Gooley and $6,600 to Mr. Houde.

    The compensation shown for 1992 and 1993 also reflects the Company's match under the 401(k) Plan.

    Mr. Terzic received a $25,000 signing bonus when he was elected President and Chief Operating Officer and was paid $1,204 for per diem expenses and $2,229.97 for residential relocation expenses.

(10) Mr. Bielonko was elected to the additional position of Treasurer on September 21, 1992.

(11)     Mr. Gooley was elected Executive Vice President as of
July 1, 1994.

(12)     Mr. Houde was elected Vice President of January 1, 1992.

(13)     Mr. Terzic was elected President and Chief Operating
Officer as of September 15, 1994.

OPTION GRANTS IN THE LAST FISCAL YEAR
- - -------------------------------------

    The following table provides a summary of individual grants of stock options under the Company's Long Term Incentive Plan made during the year to each of the named executive officers.

                        Individual Grants
         ------------------------------------------------------
         Number of      Percent
         Securities     of Total
         Underlying     Options/SARs
         Option/SARs    Granted to     Exercise or
         Granted        Employees in   Base Price     Expiration
            (#)(14)     Fiscal Year    ($/Sh)         Date
         -------------------------------------------------------
Ashton   18,000         22%            $21.63         4/28/2004
Bielonko  6,000          7%            $21.63         4/28/2004
Gooley    7,500          9%            $21.63         4/28/2004
Houde     2,500          3%            $21.63         4/28/2004
Terzic   10,000         12%            $21.375        9/15/2004

         Potential Realizable Value at Assumed
         Annual Rates of Stock Price Appreciation
         For Option Term(15)
         ------------------------------------------
              0%             5% ($)         10% ($)
         ------------------------------------------
Ashton        0              244,854        620,508
Bielonko      0               81,618        206,836
Gooley        0              102,022        258,545
Houde         0               34,007         86,182
Terzic        0              134,426        340,662

- - -------------------------
(14) No tandem or freestanding stock appreciation rights ("SARs") were granted in 1994. Incentive stock options become cumulatively exercisable in equal annual installments of 20% on the first, second, third, fourth and fifth anniversaries of the grant date.

(15) The five and ten percent rates are hypothetical rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of any of the Company's share price. No gain to the optionees is possible without an increase in share price, which will benefit all shareholders commensurately. A zero percent increase in share price will result in zero dollars for the optionee. Based on the April 28 and September 15, 1994 grant price and at an annual hypothetical appreciation of five percent for ten years, Yankee Energy's common stock would be valued at $35.23 and $34.82 per share, respectively. At the hypothetical ten percent annual appreciation rate, Yankee Energy's common stock would be valued at $56.10 and $55.44 per share, respectively.


AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES
- - ------------------------------------------

    The following table provides a summary of exercises of stock options during the fiscal year by each of the named executive officers and the fiscal year-end value of unexercised stock options held by such persons.

              Shares                        Value
              Acquired on                   Realized
              Exercise (#)                    ($)
         ------------------------------------------------------
Ashton             0                             0
Bielonko           0                             0
Gooley             0                             0
Houde              0                             0
Terzic             0                             0

         Number of Securities               Value of Unexercised
         Underlying Unexercised             in-the-Money
         Options/SARs                       Options/SARs
         at Fiscal Year End (#)             At Fiscal
         Exercisable/Unexercisable          Year-End ($)(16)
         ------------------------------------------------------
Ashton        0 / 18,000                         0
Bielonko      0 /  6,000                         0
Gooley        0 /  7,500                         0
Houde         0 /  2,500                         0
Terzic        0 / 10,000                     1,250

- - --------------------

(16)     "The Value of Unexercised in-the-Money Options at Fiscal
Year End" is equal to the fair market value of the shares underlying the options at the close of business on September 30, 1994, which was $21.50 per share, less the exercise price, times the number of options.

EMPLOYMENT AGREEMENTS
- - ---------------------

    The Company has employment agreements (the "Agreements") with each of the executive officers referred to in the Summary Compensation Table. The Agreements provide for an annual base salary and for a lump sum payment equal to three times current respective annual base salaries after a termination other than for cause or resignation for good reason following a change in control of the Company as defined in the Agreements. The Agreements also provide that the lump sum payments shall include amounts sufficient to reimburse the above individuals for any federal excise tax that may be imposed. These Agreements expire on December 31, 1994. Mr. Terzic's Agreement also includes provisions for a grant of 4,000 shares of restricted stock, a $25,000 signing bonus and residential relocation expenses, which are noted in the Summary Compensation Table, and additional credited years of service under the Supplemental Executive Retirement Plan, described below.

RETIREMENT PLAN
- - ---------------

    Employees of the Company, including the executive officers referred to in the Summary Compensation Table, are entitled to participate in the Yankee Energy System, Inc. Retirement Plan, which is a non-contributory, defined benefit retirement plan. Retirement benefits are computed on the basis of a specified percentage of an employee's final average earnings multiplied by the employee's years of credited service. The Plan provides for several optional forms of benefit payments, including a straight life annuity option, a contingent annuitant option, a ten-year certain and life option and a level income option. Retirement benefits under the Plan are not reduced by the employee's Social Security benefits. Contributions, which are actuarially determined, are made to the Plan by the Company for the benefit of all employees covered by the Plan. The Plan provides for continued benefit accruals for employees who work beyond age 65.

    As of September 30, 1994, the following executive officers of the Company had the following years of credited service for retirement compensation purposes: Mr. Ashton -- 37, Mr. Bielonko
- - -- 17, Mr. Gooley -- 13 and Mr. Houde -- 15. Mr. Terzic was employed on September 15, 1994 and, therefore, had no credited service. The following table shows the estimated annual retirement benefits(17) payable assuming that retirement occurs at age 65, which, for the officers listed above would occur with 42, 40, 37, 33 and 17 years of credited service, respectively. Upon his retirement on March 1, 1995, Mr. Ashton will have 38 years of credited service. The years of credited service for the executive officers listed above include prior service under the Northeast Utilities Service Company Retirement Plan. The benefits presented are based on straight life annuity and do not take into account any reduction for joint and survivorship annuity payments.

Average Annual Earnings
for the Highest Consecutive
60 Months of Last 120 Months
Prior to Normal Retirement             Years of Service
- - ---------------------------  --------------------------------
                                15        20        25
                                --        --        --
   $ 75,000                 $15,963   $21,284   $ 26,606
    125,000                  27,213    36,284     45,356
    175,000                  38,463    51,284     64,106
    225,000                  49,713    66,284     82,856
    275,000                  60,963    81,284    101,606

Average Annual Earnings
for the Highest Consecutive
60 Months of Last 120 Months
Prior to Normal Retirement             Years of Service
- - ---------------------------  --------------------------------
                                30        35        40
                                --        --        --
   $ 75,000                 $ 31,927  $ 37,248  $ 39,998
    125,000                   54,427    63,498    66,623
    175,000                   76,927    89,748    94,123
    225,000                   99,427   115,998   121,623
    275,000                  121,927   142,248   149,123

- - -------------------------
    (17) Pursuant to provisions of the Internal Revenue Code, compensation earned that is used in calculating retirement benefits under the Retirement Plan is limited to a maximum of $150,000, which is indexed for inflation after 1993. This affects the benefit calculation for certain individuals and effectively reduces their benefits under the Retirement Plan. The Company's unfunded plans (Supplemental Executive Retirement

Plan and Excess Benefit Plan, discussed below) provide benefits not payable under the Retirement Plan due to the $150,000 limitation and includes awards under the Northeast Utilities
Executive Incentive Compensation Plan.

    The maximum annual benefit that can be paid in 1994 to a participant from a tax qualified benefit plan is $118,800.00.


SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
- - ---------------------------------------

    The Company has a Supplemental Executive Retirement Plan
("SERP") that credits Mr. Terzic, the only participant, with two years of service for each of the first five years of his employment. Credit for succeeding years will be in accordance with the provisions of the Retirement Plan.

EXCESS BENEFIT PLAN
- - -------------------

    Each of the executives named in the Summary Compensation Table is a participant in the Excess Benefit Plan ("EBP") adopted by the Board of Directors on May 26, 1994. The EBP provides these executives with the benefits that would have been provided under the Retirement Plan if (i) certain awards under the Northeast Utilities Executive Incentive Compensation Program or the Yankee Gas Annual Incentive Plan were included in the benefit calculations under the Retirement Plan, (ii) the benefits were not subject to the limitations imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), and (iii) compensation was not limited to $150,000 by Section 401(a)(17) of the Code (or such higher amount as adjusted by the Secretary of the Treasury in accordance with Section 415(d) of the Code). The EBP is an unfunded plan that is not intended to meet the qualification requirements of Section 401 of the Code.

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
    ---------------------------------------------------

    The firm of Arthur Andersen LLP served as independent auditors for the Company for the fiscal year ended September 30, 1994. Pursuant to the recommendation of the Audit Committee, the Board has appointed that firm to continue in that capacity for the fiscal year 1995, and recommends that a resolution be presented to shareholders at the 1995 Annual Meeting to ratify their appointment.

    In the event the shareholders fail to ratify the appointment of Arthur Andersen LLP, the Board will appoint other independent public accountants as auditors. Representatives of Arthur Andersen LLP will attend the 1995 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
THIS PROPOSAL                                     -----------


OTHER MATTERS
- - -------------

    The Board does not know of any matters that will be presented for action at the 1995 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 1995 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

COST OF SOLICITATION
- - ---------------------

    The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person, by telephone or telegram. The Company has retained Morrow & Company, Inc., New York, to assist in the solicitation and sending of proxy material. The Company will pay approximately $6,000.00 for these services.

SHAREHOLDER PROPOSALS FOR 1995
- - ------------------------------

    Pursuant to Securities and Exchange Commission regulations, shareholder proposals submitted for next year's proxy statement must be received by the Company no later than the close of business on September 7, 1995 to be considered. Proposals should be addressed to Mary J. Healey, Secretary and Assistant General Counsel, Yankee Energy System, Inc., 599 Research Parkway, Meriden, CT 06450-1030.

GENERAL
- - -------

    Upon written request, the Company will provide shareholders with a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission (including financial statements and schedules thereto) for the fiscal year ended September 30, 1994, without charge. Please direct written requests to: Sarah K. Sanders, Assistant Treasurer, Yankee Energy System, Inc., 599 Research Parkway, Meriden, CT 06450-1030.

         PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                         23

                        APPENDIX
                        ---------

    Shown on pages 6 through 8 are photographs of the Yankee
Energy directors.

    The graph on page 13 specifically shows the growth in a $100 initial investment in Yankee Energy, the S&P 500 and the S&P Utilities from fiscal years 1989 through 1994. Year-end values are shown for each investment in the corresponding table underneath the graph. For the five years ended September 30, 1994, a $100 investment in Yankee Energy grew to $205; a $100 investment in the S&P 500 grew to $155; and a $100 investment in the S&P Utilities grew to $142.

    Shown on the back cover is a map which provides directions to the location of the Company's Annual Meeting.

PROXY              YANKEE ENERGY SYSTEM, INC.         PROXY

    Proxy for Annual Meeting of Shareholders--February 24, 1995
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoint(s) Frederick M. Lowther, Leonard A. O'Connor and Emery G. Olcott or any one of them, each with full power of substitution, proxies of the undersigned, to act for and to vote, as and to the extent specified, all shares of common stock of Yankee Energy System, Inc. held by the undersigned at the Annual Meeting to be held on February 24, 1995 and any adjournment thereof upon the matters set forth below and upon such other business that may properly come before the meeting or any adjournment thereof.


THIS PROXY FORM, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE
VOTED AS AND TO THE EXTENT SPECIFIED BY THE UNDERSIGNED.  WHERE
NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1
AND 2.


              (Continued on reverse side)

The Board of Directors recommends a Vote FOR Proposals 1 & 2.



    I plan to attend the meeting
- - -----

1. Election of Directors: PHILIP T. ASHTON, EILEEN S. KRAUS and BRANKO TERZIC

FOR all            WITHHOLD       To vote for all nominees,
nominees           AUTHORITY      mark "FOR" box.  To withhold
listed above       to vote for    authority to vote for any
(except as marked  all nominees   individual nominee, cross out
to the contrary)   listed above   that nominee's name.



2.  Ratification of Arthur        If you receive more than one
    Andersen LLP as               copy of the annual report and
    independent auditors of       do not wish to receive a copy
    Yankee Energy System, Inc.    for this account in the
    for its fiscal year ended     future, check this box.
    September 30, 1995.                               -------

    FOR  AGAINST   ABSTAIN

    ---- -------   -------        The undersigned hereby also
                                  acknowledge(s) receipt of
                                  notice of said meeting and the
                                  related proxy statement.

                             Date:
                                  --------------------,1995

                             Signed
                                  -------------------------

                             Signed
                                  -------------------------
                             Please sign this Proxy exactly as
                             your name appears hereon.  When
                             shares are held by joint tenants,
                             both should sign.  When signing as
                             an attorney, executor,
                             administrator, or guardian, please
                             give full title as such.  If a
                             corporation, please sign in full
                             corporate name by president or
                             other authorized officer.  If a
                             partnership, please sign in
                             partnership name by authorized
                             person.